Exhibit 99


Contact:                                             For Immediate Release
Carol Jones & Lewis Foulke
First Washington State Bank
(609) 426 - 8969



         First Washington FinancialCorp Reports Record Profits for 2001

(Windsor, New Jersey, February 4, 2002) -- First Washington FinancialCorp (OTCBB: "FWFC"), parent company of First Washington State Bank, reported record profitability for the year 2001. Net income reached $2.52 million, or $0.92 per basic share and $0.89 per diluted share, compared to 2000 earnings of $2.15 million, or $0.80 per basic share and $0.77 per diluted share. This is an increase in earnings of 17.21%

Total assets increased from $274.28 million to $320.09 million, an increase of 16.70%, over the prior year.

Deposits grew 13.58% from $246.69 million at December 31, 2000 to $280.19 million at year end 2001 and total loans grew by 17.72% to $182.15 at December 31, 2001, up from $154.73 million at year-end 2000.

"We are extremely pleased and proud of our financial results for the past year," said First Washington FinancialCorp President and CEO, C. Herbert Schneider. "During the past year we introduced several key services for our commercial customers, and these contributed to this record increase. In addition, we successfully completed a capital offering which raised more than $2.76 million in new equity for the company, to support our continued growth."

"Our growth is truly impressive, especially considering the economic slowdown and interest margin pressure that has negatively affected so many financial institutions," said Mr. Abraham Opatut, Chairman of the Board.

First Washington FinancialCorp is a bank holding company and the parent of First Washington State Bank and, through the Bank, a partner in Windsor Title Agency, LP. The Bank has its headquarters in Windsor, New Jersey and 11 branch offices located in Mercer, Monmouth and Ocean Counties. For more information on First Washington FinancialCorp call (800) 992-FWSB or visit our web site at www.FWSB.com.